UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2007 (September 6, 2007)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 6, 2007, the Registrant announced the appointment of Nancy J. Wysenski, age 50, as Chief Operating Officer, effective immediately. Ms. Wysenski has 30 years of health care industry experience, most recently as President of EMD Pharmaceuticals, Inc., the U.S. subsidiary of Merck KGaA. In her position, Ms. Wysenski will have direct responsibility for business development, strategic alliances, sales and marketing, technical operations and supply chain, and corporate services, including human resources and information management.

In connection with Ms. Wysenski’s appointment, Endo Pharmaceuticals Holdings Inc. (the “Company”) has entered into an Employment Agreement with Ms. Wysenski effective September 6, 2007 (the “Effective Date”). The term of the Employment Agreement will be a rolling twenty-four month period commencing each day after the Effective Date and ending on the twenty-four month anniversary of such day (the “Employment Period”), unless earlier terminated. Ms. Wysenski will receive an annual salary of $450,000, subject to at least annual adjustments, upon the recommendation of the Chief Executive Officer, at the sole discretion of the Compensation Committee of the Board of Directors. Ms. Wysenski will be paid incentive compensation in an amount equal to fifty-five percent (55%) of her annual salary for such fiscal year (or such lesser (including zero) or greater (not to exceed two hundred) percent of her salary for such fiscal year as is recommended in good faith to the Compensation Committee by the Chief Executive Officer of the Company and approved by the Compensation Committee) if the Company achieves certain performance targets set by the Compensation Committee for such fiscal year. Ms. Wysenski is eligible to earn as additional compensation for the services to be rendered pursuant to her Employment Agreement, long-term equity incentives in an amount equal up to two hundred percent (200%) of her salary for such fiscal year (or such lesser (including zero) or greater percent of her salary for such fiscal year as is recommended in good faith to the Compensation Committee by the Chief Executive Officer of the Company and approved by the Compensation Committee). On September 6, 2007, upon the commencement of Ms. Wysenski’s employment with the Company, she was (i) granted 100,000 stock options valued with reference to the closing market price on September 6, 2007 and (ii) in lieu of a 2007 option grant, paid an additional cash bonus of $100,000. The stock options were issued under the Company’s 2004 Stock Incentive Plan, and will vest ratably over a four-year period, one-fourth per year on each of the first four anniversaries of the grant date, provided Ms. Wysenski remains employed by the Company. Ms. Wysenski is also eligible to receive reimbursement for her relocation expense as defined in her Employment Agreement. Among other perquisites, Ms. Wysenski will be entitled to use of an automobile, and a replacement thereof, mutually acceptable to Ms. Wysenski and the Company, at least every three (3) fiscal years during the Employment Period. If Ms. Wysenski terminates her Employment Agreement for good reason or if the Company terminates Ms. Wysenski without cause, the Company will (i) pay (A) monthly to Ms. Wysenski her salary for twenty-four (24) months, and (B) a lump sum equal to two times her target incentive compensation for the fiscal year during which the termination is effective, and (ii) continue to provide Ms. Wysenski with benefits for twenty-four (24) months. If the Company terminates her Employment Agreement for cause, Ms. Wysenski will be entitled to receive her salary and incentive compensation prorated through the date such termination is effective. If Ms. Wysenski is terminated other than for cause within twelve (12) months of a Change in Control (as defined in her Employment Agreement), then she will be entitled to receive (x) any accrued but unpaid salary to the date on which the termination is effective plus (y) a lump sum payment equal to two times the sum of (1) Ms. Wysenski’s then current salary plus (2) the higher of (a) Ms. Wysenski’s target incentive compensation for the fiscal year during which the termination is effective or (b) Ms. Wysenski’s incentive compensation for the fiscal year immediately preceding the year in which the termination is effective plus (z) benefits for a period equal to twenty-four (24) months after the date on which the termination is effective.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.28 and is incorporated herein by reference.

A copy of the press release, announcing the appointment of Ms. Wysenski, is also filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number	Description
10.28	Employment Agreement, dated as of September 6, 2007, by and between the Company and Nancy J. Wysenski.

99.1	Press Release of Endo Pharmaceuticals Holdings Inc. dated September 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

	By:	/s/ CAROLINE B. MANOGUE
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: September 11, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
10.28	Employment Agreement, dated as of September 6, 2007, by and between the Company and Nancy J. Wysenski.

99.1	Press Release of Endo Pharmaceuticals Holdings Inc. dated September 6, 2007